Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

FOLDLAB AI LTD.

as Seller

and

ISPECIMEN INC.

as Buyer

DATED SEPTEMBER 4, 2026

i

ARTICLE VII - CERTAIN AGREEMENTS		13
7.1	Conduct of Business.	13
7.2	Transition Services.	13
7.3	Notifications; Data Incidents.	14
7.4	Survival.	14

ARTICLE VIII - CONDITIONS TO CLOSING		14
8.1	Buyer’s Conditions to Closing.	14
8.2	Seller’s Conditions to Closing.	15

ARTICLE IX - CLOSING		16
9.1	Date of Closing.	16
9.2	Place of Closing.	16
9.3	Closing Obligations.	16
9.4	Post-Closing Delivery; Records.	17

ARTICLE X - TERMINATION		18
10.1	Right of Termination.	18
10.2	Effect of Termination.	18
10.3	Return of Documentation; Data Security.	19

ARTICLE XI - MISCELLANEOUS		19
11.1	Counterparts.	19
11.2	Notices.	19
11.3	Expenses.	20
11.4	Waivers; Rights Cumulative.	20
11.5	Relationship of the Parties.	20
11.6	Entire Agreement; Conflicts.	20
11.7	Governing Law; Forum; Jury Waiver.	21
11.8	Filings, Notices and Governmental Approvals.	21
11.9	Amendment.	21
11.10	Parties in Interest.	21
11.11	Successors and Permitted Assigns.	21
11.12	Representations Survival.	21
11.13	Time is of the Essence.	22
11.14	Specific Performance; Equitable Relief.	22
11.15	Assignment.	22
11.16	Preparation of Agreement.	22
11.17	Severability.	22

ARTICLE XII - INDEMNIFICATION; SETOFF; REMEDIES		23
12.1	Seller Indemnification.	23
12.2	Buyer Indemnification.	23
12.3	Indemnification Procedures.	23
12.4	Setoff; Escrow Enforcement.	23
12.5	Limitations; Caps; Baskets.	24
12.6	Remedies; No Double Recovery.	24

Exhibits

Exhibit A	Transferred Assets and Products
Exhibit B	Assumed Liabilities
Exhibit C	Milestone Specifications, Testing and Acceptance Procedures
Exhibit D	Assignment and Assumption Instrument
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Voting Rights Agreement
Seller Disclosure Schedule

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of [*], 2026 (the “Execution Date”) between Foldlab AI Ltd., a company duly organized and existing under the laws of British Columbia (“Seller”), and iSpecimen Inc., a Delaware corporation (“Buyer”). Seller and Buyer are referred to together as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller owns or controls the software, artificial-intelligence models, source code, documentation, data rights and related intellectual-property rights comprising the Disease-Associated Protein Discovery AI Agent and the Disease Trend Prediction and Monitoring AI Model; and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, the Transferred Assets and Products, and Seller shall retain the Excluded Assets and Excluded Liabilities and Buyer shall assume only the Assumed Liabilities, upon the terms and conditions of this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I - DEFINITIONS; INTERPRETATION

1.1 Definitions.

Capitalized terms used in this Agreement have the meanings set forth in Annex I. The Exhibits and the Seller Disclosure Schedule, together with any other document expressly incorporated by a provision of this Agreement, are incorporated into and form part of this Agreement. Except as expressly provided in this Agreement, no data-room material, diligence material or other schedule qualifies any Seller representation or warranty.

1.2 Interpretation.

References to Articles, Sections, Exhibits and the Seller Disclosure Schedule refer to those portions of this Agreement. References to a numbered section of the Seller Disclosure Schedule mean the corresponding section of the version delivered under Section 3.12. Headings are for convenience only. “Including” means “including without limitation.” References to “$” are to United States dollars. Singular terms include the plural and vice versa, and references to any Law or contract include amendments, replacements and successor provisions. This Agreement shall be construed without regard to any presumption against the Party responsible for its preparation.

ARTICLE II - PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Transferred Assets and Products, free and clear of all Encumbrances other than those expressly permitted by this Agreement.

(b) Seller shall retain the Excluded Assets and Excluded Liabilities. Buyer assumes only the Assumed Liabilities expressly listed in Exhibit B, and no other liabilities of Seller or any Affiliate.

2.2 Purchase Price; Payment Mechanics.

Subject to the terms and conditions of this Agreement, the purchase price for the Transferred Assets and Products is the sum of (a) the Cash Consideration and (b) the Stock Consideration (collectively, the “Purchase Price”). The Cash Consideration is Two Million Dollars ($2,000,000), consisting of (i) Seven Hundred Fifty Thousand Dollars ($750,000) payable at Closing and (ii) two Milestone Payments of Six Hundred Twenty-Five Thousand Dollars ($625,000) each, for an aggregate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), payable only upon satisfaction of the delivery, testing, acceptance and cure requirements in Sections 2.2 and 2.3 and Exhibit C. The Stock Consideration is the number of whole shares of Buyer’s Common Stock equal to $2,500,000 divided by the VWAP, rounded down to the nearest whole share, issued at Closing and deposited with the Escrow Agent under Exhibit E, subject to the five-year escrow, lock-up and no-leak-out restrictions in Section 2.4 and Exhibits E and F. Any fractional-share value resulting from the calculation may be paid in cash or otherwise handled by Buyer in a legally compliant manner, without increasing the aggregate Purchase Price. Accordingly, the aggregate Purchase Price is Four Million Five Hundred Thousand Dollars ($4,500,000). No other consideration is payable unless expressly agreed in a signed writing.

(a) Cash Consideration. The Cash Consideration is $2,000,000 in the aggregate. At Closing, Buyer shall pay the $750,000 portion of the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller at least three Business Days before Closing. Seller shall provide customary payment instructions and tax forms.

(b) Milestone Payments. Buyer assumes and shall pay only the remaining $1,250,000 of the Cash Consideration through Milestone Payment 1 and Milestone Payment 2, each in the amount of $625,000, and only after the applicable Product has been completely delivered, tested and accepted in accordance with Sections 2.2 and 2.3 and Exhibit C. Each Milestone Payment shall be paid within ten Business Days after Buyer’s written acceptance, subject to Buyer’s setoff, withholding, escrow-hold and other remedies under Section 12.4.

(c) No Milestone Payment is earned, due or payable for partial performance, incomplete delivery, a failed test, an unresolved material defect, a missing deliverable, a breach of Seller’s representations, warranties or covenants, or a failure to satisfy any Acceptance Criterion. Buyer’s review, testing, use for evaluation, payment of one milestone or failure to issue a rejection notice shall not constitute acceptance of any Milestone Product or waive any defect, Cure Period, indemnity, setoff, escrow hold or other remedy.

2.3 Milestone Delivery, Testing, Acceptance and Cure.

Seller shall deliver the required deliverables described in Exhibit C for each Milestone Product within the applicable delivery period therefor specified in Exhibit C (90 days after Closing for Milestone 1 and 180 days after Closing for Milestone 2). Delivery is complete only when Seller delivers all such required deliverables, together with a written notice of complete delivery identifying the version and confirming completion of the applicable checklist. Buyer shall determine in its reasonable discretion whether delivery is complete, and the testing period does not begin until Buyer confirms complete delivery in writing. Buyer shall have thirty (30) days after that confirmation to test the Milestone Product in Buyer-controlled Testing Environments using datasets, procedures and other materials provided by Seller prior to Closing, as described in Exhibit C, approved by Buyer against the objective Acceptance Criteria. Buyer may issue a written rejection notice containing a deficiency list setting out failed criteria and reasonably reproducible evidence. Seller shall have a thirty (30)-day Cure Period after receipt to cure each failure at no additional cost to Buyer, unless Buyer elects in writing to permit another cure cycle. Buyer shall then retest. Seller shall be permitted a maximum of three (3) cure cycles, at the discretion of the Buyer. Acceptance occurs only upon Buyer’s express written notice, and no use, review, partial performance, payment or failure to respond constitutes Acceptance. If Seller fails to complete delivery by the applicable outside deadline, Buyer may require replacement delivery. If Seller fails to cure all deficiencies on the deficiency list or the Milestone Product fails retesting within the permitted number of cure cycles, the Milestone Product shall be deemed to be rejected and Seller shall not be entitled to the applicable Milestone Payment and Buyer shall, as its sole remedy for Seller’s failure to achieve Acceptance of a Milestone, retain the Transferred Assets for the rejected Milestone Product and withhold the applicable Milestone Payment. If Seller disputes a rejection, it may refer only the identified technical question to an independent technical expert as provided in Exhibit C. No payment is due for partial performance. The Transferred Assets, including all work in progress, improvements, updates, derivative works, documentation and other materials created or modified by Seller or its personnel in connection with the testing and acceptance of a Milestone Product, shall be owned by and assigned to Buyer, whether or not delivered or accepted or, in the case of work product created during testing and acceptance, paid for, subject to Seller’s continuing obligation to deliver them. No Milestone Acceptance or Milestone Payment is a condition to Buyer’s ownership of the Transferred Assets pursuant to Section 2.1.

The Parties confirm that the activities set out in this Section 2.3 shall be provided remotely by e-mail, messaging, telephone or direct network connection, and shall not require in-person attendance at the Buyer’s facilities. In the event that Buyer requests in-person attendance of Seller’s technical support staff, Buyer shall reimburse Seller’s reasonable travel, accommodation and meal expenses, as supported by receipts.

2.4 Stock Consideration; Escrow and Voting Rights.

At Closing, Buyer shall issue and deposit with the Escrow Agent under Exhibit E the Stock Consideration, consisting of the number of whole shares of Common Stock equal to $2,500,000 divided by the VWAP and rounded down to the nearest whole share. Buyer may, in its discretion and in compliance with applicable Law, pay cash in lieu of any fractional-share amount or use another legally compliant method to account for it, without increasing the aggregate Purchase Price. The Escrowed Shares shall remain subject to a five-year escrow and lock-up beginning on the Closing Date, with no leak-out. The calculation and the restrictions applicable to the Stock Consideration shall be equitably adjusted for any stock split, reverse split, reclassification, recapitalization, merger, consolidation or similar event affecting the Common Stock. Voting rights, dividend treatment, release conditions, proxy mechanics and enforcement shall be governed by the Voting Rights Agreement in Exhibit F and the Escrow Agreement.

2.5 Tax Matters.

The Parties intend that the Purchase Price be allocated among the Transferred Assets and Products in accordance with Section 1060 of the Internal Revenue Code and applicable Treasury Regulations to the extent applicable. Buyer shall prepare a proposed allocation and deliver it to Seller within sixty (60) days after Closing, and Seller shall reasonably cooperate in reviewing, finalizing and signing any required allocation statement or IRS Form 8594. Each Party shall report the transaction consistently with the final allocation except to the extent otherwise required by Law. Seller shall bear all transfer, sales, use, stamp, documentary, recording and similar Taxes arising from the transfer of the Transferred Assets, other than Taxes imposed on Buyer’s net income or arising from Buyer’s post-Closing actions. Buyer may withhold and remit any amount required by Law, and any amount so withheld shall be treated as paid to Seller. Seller shall pay all Taxes attributable to the Transferred Assets, Products and their operation for any period ending on or before Closing and shall provide tax forms, certificates and information reasonably requested by Buyer. The Parties shall reasonably cooperate in preparing filings, responding to tax inquiries and obtaining any available exemption or refund. Nothing in this Section constitutes a representation regarding the availability or result of any particular tax treatment.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Execution Date and the Closing Date as follows, subject only to the exceptions expressly set forth in the corresponding numbered sections of the Seller Disclosure Schedule delivered and updated under Section 3.12, with the final certified version delivered to Buyer at least five (5) Business Days before Closing and approved by Buyer as a condition to Closing:

3.1 Organization.

Except as set forth in Section 3.1 of the Seller Disclosure Schedule, Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction shown in its certified organizational documents delivered at Closing, has full power and authority to own, license and operate the Transferred Assets and Products, and is qualified to do business wherever required for the transactions contemplated by this Agreement. Seller has provided Buyer with its current organizational documents and good-standing evidence as identified in Section 3.1 of the Seller Disclosure Schedule.

3.2 Authorization.

Seller has full power and authority to execute, deliver and perform this Agreement and each transaction document. The execution, delivery and performance of this Agreement and the consummation of the transactions have been duly authorized by all required board, shareholder and other organizational action of Seller, including the Seller Shareholder Approval. Section 3.2 of the Seller Disclosure Schedule identifies the required organizational approvals and the Seller Shareholder Approval, and Section 3.3 identifies all required third-party consents. This Agreement and the transaction documents to which Seller is a party are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy and equitable principles. All required third-party consents shall be obtained before Closing, in each case subject to Buyer’s approval as a condition to Closing.

3.3 No Conflicts.

The execution, delivery and performance of this Agreement and the transaction documents, and the consummation of the transactions, do not and will not conflict with Seller’s organizational documents, any contract binding Seller or any Transferred Asset, any Encumbrance, or any applicable Law. No consent, notice, filing or approval is required from any Person or Governmental Authority except as set forth in Section 3.3 of the Seller Disclosure Schedule and approved by Buyer as a condition to Closing, and all such required consents, notices, filings and approvals shall be obtained on or before Closing.

3.4 Title; Sufficiency.

Seller owns or has sufficient transferable rights in all Transferred Assets and Products, free and clear of Encumbrances, and the Transferred Assets include all software, source code, model weights, configurations, documentation, Data rights, credentials, domains, contracts and other materials necessary to operate, maintain, test and commercialize the Products as currently conducted and as contemplated by Exhibit A. No retained asset, license or consent is necessary for Buyer to receive the benefit of the transaction, except as expressly identified in Section 3.4 of the Seller Disclosure Schedule and approved by Buyer as a condition to Closing.

3.5 Capitalization; Financial Information; Liabilities.

Except as set forth in Section 3.5 of the Seller Disclosure Schedule, Seller has disclosed all outstanding equity, options, warrants, conversion rights and other rights affecting the Products or the Transferred Assets. Seller has no undisclosed liability, obligation, commitment or claim relating to the Transferred Assets, Products, Data, personnel, Taxes or Milestone Payments. The financial and operating information delivered to Buyer and identified in Section 3.5 of the Seller Disclosure Schedule is complete and accurate in all material respects and does not omit any fact necessary to make it not misleading. Seller has paid or properly reserved for all Taxes attributable to the Transferred Assets and Products for periods ending on or before Closing, has filed all required Tax returns relating to them, and has not received written notice of a pending audit or dispute that could result in a liability assumed by Buyer. Seller is solvent and no insolvency or similar proceeding is pending or threatened in writing.

3.6 Litigation.

Except as set forth in Section 3.6 of the Seller Disclosure Schedule, there is no pending or, to Seller’s Knowledge, threatened investigation, action, arbitration, audit, claim or proceeding involving Seller, any Affiliate, the Products, the Transferred Assets, the Data or the transactions that could reasonably be expected to impair the transaction, restrict Buyer’s use of the Products, require a payment by Buyer or result in Losses. No order, injunction, judgment or settlement restricts the development, deployment, training, testing, licensing or commercialization of any Product.

3.7 Compliance; Regulatory.

Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller and the Products have complied with all applicable Laws, including applicable artificial-intelligence, consumer-protection, export-control, sanctions, anti-corruption, privacy, cybersecurity, health-data, clinical-research and intellectual-property Laws. Seller has obtained all permits, registrations, consents and notices required for the collection, use, training, testing, deployment and transfer of the Data and Products. Section 3.7 identifies the regulatory classification, intended-use statements, applicable jurisdictions, regulatory status, required approvals and communications with the FDA, FTC, HHS, EMA and other Governmental Authorities, including any statement that a Product is or is not a medical device or regulated clinical decision-support tool. Seller has not marketed, represented or authorized the Products for clinical diagnosis, treatment or use as a medical device. The Products are transferred solely for research and business-intelligence use and may not be marketed as medical devices or used for clinical diagnosis or treatment unless Buyer separately authorizes that use and obtains the required approvals. Seller and the Products comply with applicable export-control and sanctions requirements, and Seller has not received written notice of an unresolved violation or investigation.

3.8 AI; Software.

Except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Disease-Associated Protein Discovery AI Agent and the Disease Trend Prediction and Monitoring AI Model, including all source code, object code, model weights, architectures, prompts, system instructions, configurations, pipelines, training and evaluation scripts, APIs, interfaces, documentation, test suites, repositories, credentials and deployment materials, are completely and accurately described in Exhibit A and Section 3.8 of the Seller Disclosure Schedule. Seller has delivered or made available complete model cards and technical documentation, including training-data provenance and lawful-use restrictions, licenses and permissions, material dependencies, hyperparameters, fixed seeds or other reproducibility information, evaluation methods, known limitations, bias, drift, hallucination, data-leakage, security and explainability issues. The Products operate materially in accordance with Exhibit C and contain no malicious code, disabling device, backdoor, undocumented access method or material defect. No material functionality, dependency, restriction or known defect has been intentionally omitted.

3.9 IP.

Except as set forth in Section 3.9 and Section 3.11 of the Seller Disclosure Schedule, Seller owns and has good, valid, exclusive, transferable and, to Seller’s Knowledge, enforceable title to, or valid and transferable rights to use and assign, all of Seller’s IP Rights embodied in, incorporated into or necessary for the Products and all work in progress, improvements and derivative works relating to them. Section 3.9 of the Seller Disclosure Schedule identifies the complete IP Rights inventory, registrations, applications, chain-of-title documents, contributors, assignments, waivers, funding arrangements, infringement claims, licenses and restrictions. Each employee, consultant, contractor, founder and other contributor who contributed to the Products has executed enforceable confidentiality, invention-assignment and work-made-for-hire agreements that include a present assignment of all applicable rights and waivers of moral rights to the extent permitted by Law. No assignment, consent or waiver is missing or subject to a condition that would impair Buyer’s ownership or use. To Seller’s knowledge, the Products and Transferred Assets do not infringe, misappropriate or otherwise violate any third-party IP Right, and Seller has received no written claim, demand or notice alleging the same. No government funding, university sponsorship, open innovation program or third-party restriction gives any Person ownership of or a license inconsistent with Buyer’s intended ownership and use.

3.10 Data; Privacy; Cybersecurity.

Except as set forth in Section 3.10 of the Seller Disclosure Schedule, Seller has collected, processed, stored, disclosed, de-identified and transferred the Data in compliance with Applicable Data Protection Law and applicable contractual commitments, with all required notices, consents, permissions, data-processing agreements and lawful transfer bases. Section 3.10 identifies each material dataset and its provenance, permitted uses, restrictions, retention and deletion requirements, transfer basis and required safeguards. Seller has maintained commercially reasonable administrative, physical and technical safeguards, access controls, logging, backups, vulnerability management, disaster-recovery and incident-response procedures. Seller has disclosed in Section 3.10 every actual or suspected data breach, Security Incident, unauthorized access, ransomware event, loss of credentials, regulator inquiry and material vulnerability during the past five years and has provided related investigation, remediation and notice records. No Personal Data, protected health information, human-subject data or restricted biological data is included in the Transferred Assets except as specifically identified in Section 3.10 together with its lawful transfer basis, retention limits and required safeguards. No unresolved Security Incident or material vulnerability impairs Buyer’s receipt or use of the Transferred Assets.

3.11 Open Source Software; Contracts; Personnel; Brokers.

Except as set forth in Section 3.11 of the Seller Disclosure Schedule, that section contains a complete and current bill of materials for all Open Source Software and Third-Party Materials used in the Products, identifying each component, version, license, modification, notice, attribution, copyleft or reciprocal obligation, source-availability requirement and other use or distribution condition. It also contains the complete list of all third-party models, APIs, cloud services, data sources, licenses, contracts, personnel arrangements and brokers relating to the Products, including all restrictions on transfer, training, inference, commercialization, geographic use and data rights. No Open Source Software or Third-Party Material imposes a requirement to disclose, license, distribute or make available source code or other proprietary technology, and Seller has complied with every applicable notice and attribution obligation. All identified contracts and arrangements are in force, assignable or capable of being transferred with consent before Closing, not in default, and fully paid. Seller has obtained or will obtain all required assignment consents, and no personnel or broker has any right, claim or fee that could impair Buyer’s ownership or use of the Transferred Assets or impose liability on Buyer. Seller makes no representation except as expressly stated in this ARTICLE III, but no disclaimer limits any express representation, covenant, indemnity or remedy in this Agreement. Seller represents and warrants that it has authority to bind the holders identified in Section F-1 of the Seller Disclosure Schedule to the obligations applicable to them under Exhibits E and F and shall cause each Holder to provide complete beneficial-ownership information and execute the Voting Rights Agreement, investor representation letter and transfer documents reasonably requested by Buyer before Closing. Seller shall cause each Holder to represent that it is acquiring the Stock Consideration for its own account and investment, not with a view to distribution, and is an accredited investor or otherwise qualifies for the exemption selected by Buyer, in each case to the extent required by that exemption. Each Holder shall accept restricted-security legends, the no-registration and no-leak-out restrictions, the transfer and anti-hedging restrictions and applicable Nasdaq and securities-law requirements.

3.12 Seller Disclosure Schedule; Updates; Qualifying Effect.

Seller shall deliver to Buyer an initial completed Seller Disclosure Schedule concurrently with execution of this Agreement, update it promptly through Closing, and deliver a final certified version at least five (5) Business Days before Closing. Each version and update of the Seller Disclosure Schedule shall be complete and accurate in all material respects, identify additions and deletions, be signed by an authorized officer of Seller and require Buyer’s prior written approval. A disclosure in one numbered section of the Seller Disclosure Schedule qualifies a representation or warranty in another section only to the extent the applicability of the disclosure to that other section is reasonably apparent on its face. No disclosure cures a breach of covenant, expands the Assumed Liabilities, limits Buyer’s conditions to Closing or changes the Purchase Price unless Buyer expressly agrees in a signed writing. The Seller Disclosure Schedule, including its numbered sections, attachments, continuations, updates and final certification, is incorporated into and forms part of this Agreement. Seller may not use an update to qualify facts arising from its breach or to amend or circumvent an express covenant or Closing condition.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Execution Date and the Closing Date as follows:

4.1 Organization; Existence.

Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, has full corporate power and authority to own the Transferred Assets and operate the Products after Closing, and is qualified to do business wherever required for the transaction.

4.2 Authorization; Approvals.

Buyer has full power and authority to execute, deliver and perform this Agreement and the transaction documents. The execution, delivery and performance have been duly authorized by Buyer’s board and all other required corporate action, subject to the Buyer Stockholder Approval and the Delaware, Nasdaq and SEC requirements and approvals identified in Section 8.1. This Agreement and the documents to which Buyer is a party are legal, valid and binding obligations of Buyer, enforceable subject to applicable bankruptcy and equitable principles.

4.3 No Conflicts; Litigation.

The execution, delivery and performance of this Agreement and the consummation of the transactions do not conflict with Buyer’s organizational documents or any applicable Law and will not result in a material breach of any agreement binding Buyer. No litigation, investigation, order or proceeding is pending or, to Buyer’s actual knowledge after reasonable inquiry, threatened that would materially impair Buyer’s ability to consummate the transaction.

4.4 Financing; Solvency.

Buyer has, or will have at Closing, sufficient immediately available funds to pay the $750,000 portion of the Cash Consideration due at Closing and to perform the remaining Cash Consideration obligations and the Assumed Liabilities when due. Buyer is not entering into the transaction with intent to hinder, delay or defraud creditors and is solvent as of the Execution Date.

4.5 SEC Reports; Nasdaq; Stock Issuance.

(a) Except as disclosed to Seller in writing before Closing, Buyer has timely filed the reports required under the Securities Exchange Act (the “Buyer SEC Documents”) through the Execution Date. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), the Buyer SEC Documents: (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder; (ii) contained no misrepresentation of a material fact; or (iii) did not omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) No stop order, suspension, delisting notice or similar proceeding is pending or threatened in writing against Buyer or its Common Stock.

(c) When issued at Closing in accordance with this Agreement and applicable approvals, the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable, subject to the escrow, lock-up, legend, no-leak-out and transfer restrictions in Exhibits E and F and the private-placement exemption selected by Buyer on advice of securities counsel. Buyer has authority to issue the Stock Consideration and to instruct its transfer agent and Escrow Agent to issue, register, legend, restrict, hold and release the Stock Consideration in accordance with this Agreement, applicable Law and the applicable transaction documents.

4.6 Buyer Disclosure Record.

Except as disclosed in the Buyer Disclosure Record:

(a) there are no outstanding: (i) shares or other voting securities or other equity interests of the Buyer; (ii) securities of the Buyer convertible into or exercisable or exchangeable for shares or other securities of the Buyer; (iii) subscriptions, options or rights to acquire from the Buyer, or other obligation of the Buyer to issue or deliver, any shares, other voting securities or securities convertible into or exercisable or exchangeable for shares or other securities of the Buyer; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to the Buyer; and

(b) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which the Buyer, or, to the knowledge of the Buyer, any holder of the Buyer’s securities is a party or otherwise bound.

4.7 Subsidiaries and Investments.

The Buyer Disclosure Record sets forth, in all material respects, a true and complete list of (a) Buyer’s Significant Subsidiaries (as defined under applicable SEC rules) and (b) Buyer’s material ownership, whether direct or indirect, of record or beneficial, of any securities or other equity interests in, and material investments in or control of, any other Person.

4.8 Financial Statements.

(a) The Buyer Disclosure Record contains the Buyer Financial Statements. In all material respects, the Buyer Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Buyer, which reflect only actual transactions; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved; and (iii) present fairly and accurately the financial condition and results of operation of the Buyer, as of the dates thereof or for the periods covered thereby. Notwithstanding the foregoing, Buyer makes no representation regarding forward-looking statements, projections, estimates or forecasts contained in the Buyer SEC Documents or Buyer Financial Statements, and no claim for indemnification may be based on the accuracy of any such forward-looking statement.

(b) All accounts, notes and other receivables reflected on the Buyer Financial Statements have arisen from bona fide transactions in the ordinary course of business, and are or will be valid, genuine and fully collectible in the ordinary course of business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Buyer Financial Statements.

4.9 No Undisclosed Liabilities.

The Buyer has no Liabilities, in all material respects, other than Liabilities: (i) disclosed in the Buyer Financial Statements; or (ii) similar in nature and amount to those disclosed in the buyer Financial Statements that have been incurred since June 30, 2026 in the ordinary course of business and not in violation of this Agreement.

4.10 Indebtedness.

Except for the material Indebtedness disclosed in Buyer Disclosure Record: (i) the Buyer has no material Indebtedness; (ii) the Buyer has not guaranteed any material Indebtedness of any person; (iii) there are no liens or encumbrances on the assets or properties of the Buyer. There are no grounds for believing that any creditor of the Buyer will be prejudiced by the consummation of the transactions contemplated in this Agreement. This representation shall not be construed to expand Buyer’s indemnification obligations beyond Section 12.2.

4.11 Material Contracts.

The Buyer Disclosure Record includes the material contracts of the Buyer required to be made available to the public in accordance with applicable law. The Buyer’s material contracts are in full force and effect in all material respects in accordance with their terms and the Buyer is not in material breach of or default under any such contract. Buyer’s representations under this Section 4.11 are limited to matters disclosed in the Buyer SEC Documents and do not expand Buyer’s indemnification obligations.

4.12 Independent Evaluation; No Reliance.

Buyer has conducted, or has had the opportunity to conduct, its own legal, technical, product, cybersecurity, privacy, regulatory, tax and financial diligence and is relying on Seller’s express representations, warranties, covenants and indemnities in this Agreement. No diligence, testing, deployment, use, payment or knowledge by Buyer limits Seller’s obligations or constitutes acceptance of any Product except as expressly stated in Section 2.3.

4.13 Brokers; Compliance.

Buyer has incurred no liability for broker, finder or investment-banking fees for which Seller could be responsible. Buyer will comply with applicable Laws in its ownership and operation of the Products after Closing, subject to the regulatory status, intended use and approvals disclosed in Section 3.7 of the Seller Disclosure Schedule and approved by Buyer as a condition to Closing.

4.14 Regulatory, Privacy and Security Operations.

Buyer maintains policies and controls reasonably designed to comply with applicable privacy, information-security, export-control, sanctions and AI governance requirements for its operations. Nothing in this representation limits Seller’s responsibility for any pre-Closing act, omission, data defect, security incident or regulatory noncompliance relating to the Transferred Assets or Products.

4.15 Securities Law; Accredited Investor.

Buyer is acquiring the Products for its own account and not with a view to an unlawful distribution of any securities. Buyer will issue the Stock Consideration only in compliance with applicable securities Laws and Nasdaq requirements and pursuant to a private-placement exemption selected by Buyer on advice of securities counsel. Seller shall cause each Holder to deliver the investor representations, transfer documents, beneficial-ownership information and other securities-law information reasonably requested by Buyer. The Stock Consideration will not be registered under the Securities Act or any state securities law at issuance unless Buyer elects otherwise, and Buyer has no obligation to register, qualify or facilitate resale of the Stock Consideration.

ARTICLE V - ACCESS; DATA ROOM; CONFIDENTIALITY

5.1 Access and Due Diligence.

From the Execution Date through Closing, Seller shall provide Buyer and Buyer’s Representatives reasonable access during normal business hours to the repositories, source code, model weights, documentation, test environments, Data, contracts, security materials, personnel and other information relating to the Transferred Assets and Products. Seller shall obtain required third-party consents, provide credentials through secure channels, and cooperate with technical, privacy, cybersecurity, regulatory and legal diligence. Buyer shall conduct its review in a manner that does not unreasonably disrupt Seller’s business and shall bear its own diligence costs.

5.2 Confidentiality; Public Announcements.

Each Party shall protect the other Party’s Confidential Information using at least reasonable care and shall use it only for evaluating, documenting or completing the transaction or performing this Agreement. Disclosure is permitted to Affiliates, financing sources, auditors, professional advisers, regulators, the SEC, Nasdaq and other Governmental Authorities that are bound by confidentiality or need the information, and as required by Law. Buyer may make any disclosure, filing, press release or investor communication required by applicable securities Laws or Nasdaq rules after reasonable consultation with Seller where legally permissible. Neither Party shall issue a voluntary public announcement about the transaction without the other Party’s prior written consent, not to be unreasonably withheld.

5.3 Data Handling; Security During Pre-Closing.

(a) Seller shall provide access to Data only through approved secure environments, shall limit access to authorized personnel with a need to know, and shall not commingle, sell, disclose or use the Data for any purpose unrelated to the transaction or the Products.

(b) Seller shall maintain its existing security, backup, vulnerability-management and incident-response controls through Closing and shall notify Buyer without undue delay, and in any event within twenty-four (24) hours, of any actual or suspected Security Incident affecting the Transferred Assets, Products or Data.

(c) Upon Buyer’s request or termination of this Agreement, Seller shall return or securely destroy Buyer’s Confidential Information and any copies of Data, except for one archival copy retained solely to satisfy Law and subject to continuing confidentiality and security obligations.

ARTICLE VI - TITLE TO ASSETS; ASSIGNMENT

6.1 Assignment; Title.

At Closing, Seller shall execute and deliver the Assignment and Assumption Instrument in Exhibit D, conveying to Buyer all of the Seller’s right, title and interest in the Transferred Assets and assigning to Buyer the Assumed Liabilities. The assignment includes all of the Seller’s IP Rights in and to the Products, together with all corresponding rights to sue for past, present and future infringement or misuse. Seller hereby assigns to Buyer, and shall cause its personnel and contractors to assign to Buyer, all of its rights in any work forming a part of the Transferred Assets, whether or not accepted or paid for. For the avoidance of doubt, the foregoing includes all work in progress, improvements, updates and derivative works, made in connection with the testing and acceptance of a Milestone Product, whether or not accepted or paid for. Seller shall execute further instruments and obtain further consents reasonably requested by Buyer to evidence, perfect or enforce the transfer, including recordable IP assignments and repository, source-control or cloud-account transfers. All IP Rights in and to the Products, including registrations, applications, trade secrets, know-how and rights to sue, transfer simultaneously to Buyer at Closing. Seller’s delivery obligations under Section 9.3 and Exhibit C include all materials, documentation, chain-of-title instruments and records necessary to evidence and enforce those IP Rights. Subject to the terms of this Agreement, no Milestone Acceptance or Milestone Payment is a condition to Buyer’s ownership of the Transferred Assets.

ARTICLE VII - CERTAIN AGREEMENTS

7.1 Conduct of Business.

Except as expressly permitted by this Agreement or consented to in writing by Buyer, from the Execution Date through Closing Seller shall maintain the Transferred Assets in the ordinary course, preserve the technology, data, personnel and contractual relationships, and use commercially reasonable efforts to maintain performance, security and regulatory compliance.

(a) Seller shall give Buyer prompt written notice of any material change affecting a Product or Transferred Asset, any claim or notice, any Security Incident, any material model or data issue, any regulatory inquiry, and any failure to obtain a required consent;

(b) Seller shall not:

(i) sell, license, assign, transfer, pledge, encumber, abandon or otherwise dispose of any Transferred Asset or Product, or grant any right inconsistent with Buyer’s ownership;

(ii) materially modify, retrain, discontinue, disable, reconfigure or release a Product, or materially change its security controls, data sources, model weights, licensing terms or intended use, other than in the ordinary course and consistent with Exhibit C;

(iii) enter into, amend or terminate any material contract, license, cloud arrangement, data-source agreement or personnel arrangement relating to a Product, or commit to do any of the foregoing; or

(iv) fail to maintain reasonable backups, access controls, vulnerability management, incident response, confidentiality obligations and invention assignments for the Transferred Assets and Products.

7.2 Transition Services.

For six (6) months after the later of (i) Acceptance of Milestone 1 or rejection of the Milestone Product therefor and (ii) Acceptance of Milestone 2 or rejection of the Milestone Product therefor, Seller shall provide the Transition Services reasonably requested by Buyer, including knowledge transfer, repository and cloud-account migration, documentation completion, personnel introductions, data-map assistance, security handover, regulatory support and product deployment assistance. The Transition Services shall be provided by Seller’s technical personnel and in accordance with the dependencies identified in Section 7.2 of the Seller Disclosure Schedule, at a fee of $10,000 per month plus applicable taxes. Buyer may extend the Transition Services for up to three (3) months by written notice. Seller shall not withhold any Transition Services because a Milestone Payment is disputed.

For the avoidance of doubt, Seller’s obligations to deliver, test, cure and support each Milestone Product under Section 2.3 and Exhibit C are independent of the Transition Services and are not limited or constrained by the Transition Services period or scope.

The Parties confirm that the Transition Services shall be provided remotely by e-mail, messaging, telephone or direct network connection, and shall not require in-person attendance at the Buyer’s facilities. In the event that Buyer requests in-person attendance of Seller’s technical support staff, Buyer shall reimburse Seller’s reasonable travel, accommodation and meal expenses, as supported by receipts.

7.3 Notifications; Data Incidents.

Each Party shall promptly notify the other of any event that would make a representation inaccurate or materially impair its performance. Seller shall notify Buyer within twenty-four (24) hours after discovering any Security Incident, data-subject request, regulator inquiry, threatened claim, IP challenge or material Product defect, and shall preserve evidence and cooperate fully in investigation, mitigation, notices, remediation and regulatory response. To the extent legally permissible, Seller shall coordinate external communications and regulatory notices with Buyer and shall not make any material notice or disclosure concerning the Transferred Assets, Products or Data without Buyer’s prior written consent. Notice does not waive any representation, covenant, indemnity or remedy.

7.4 Survival.

The representations, warranties, covenants, indemnities and payment obligations of the Parties survive Closing for the periods stated in Section 11.12, Section 12.1 and the Escrow Agreement. No investigation, testing, acceptance, use, payment or knowledge limits the survival or enforceability of Seller’s representations, warranties, covenants or indemnities.

ARTICLE VIII - CONDITIONS TO CLOSING

8.1 Buyer’s Conditions to Closing.

Buyer’s obligation to consummate the transactions is subject to the satisfaction or written waiver by Buyer, on or before Closing, of each of the following conditions:

(a) Representations. Seller’s representations and warranties in ARTICLE III are true and correct in all respects as of the Execution Date and Closing Date, subject only to specific exceptions expressly disclosed in the corresponding sections of the Seller Disclosure Schedule delivered and updated under Section 3.12, with the final certified version delivered to Buyer at least five (5) Business Days before Closing and approved by Buyer as a condition to Closing.

(b) Performance. Seller has performed in all material respects each covenant and obligation required before or at Closing, including delivery of the complete Product package described in Exhibit A and all required transition and consent materials.

(c) No Legal Proceedings. No action, investigation, injunction, order or proceeding is pending or threatened by a Governmental Authority or third party that seeks to restrain, prohibit, delay or materially impair the transactions, the transfer of the Products or Buyer’s ownership and use of the Transferred Assets.

(d) Closing Deliverables. Seller has delivered or is ready, willing and able to deliver all items required under Section 9.3, including the final certified Seller Disclosure Schedule delivered under Section 3.12, all lien releases and Encumbrance terminations, the Assignment and Assumption Instrument and recordable IP assignments, all required third-party consents, lawful data-transfer instruments, the complete source-code, repository, source-control, account and any other items required by Section 9.3.

(e) Stockholder Approvals. Seller has obtained the Seller Shareholder Approval required by its organizational documents and applicable Law, and Buyer has obtained the Buyer Stockholder Approval required under Buyer’s organizational documents, applicable Law and Nasdaq rules for the issuance of the Stock Consideration and consummation of the transactions; each approval remains effective and has not been withdrawn, rescinded or challenged.

(f) Nasdaq Authorization; SEC Compliance. Nasdaq has approved or confirmed the listing of the Stock Consideration shares. The private-placement exemption selected by Buyer on advice of securities counsel is available for the issuance, and all required SEC filings, notices, legal opinions, disclosures and other securities-law compliance materials are complete or available at Closing, with no stop order, suspension or unresolved comment that may prevent issuance.

(g) Delaware; Regulatory Approvals; No Material Adverse Effect. All approvals, filings and authorizations required under Delaware law, Buyer’s charter and bylaws (including the Buyer Stockholder Approval), and applicable AI, privacy, health-data, export-control and securities Laws, together with all required third-party consents, have been obtained. Since the Execution Date, no event has occurred that has had or would reasonably be expected to have a material adverse effect on the Products, Transferred Assets, Data, Seller’s ability to perform or Buyer’s ability to receive the intended benefit of the transaction.

8.2 Seller’s Conditions to Closing.

Seller’s obligation to consummate the transactions is subject to the satisfaction or written waiver by Seller, on or before Closing, of each of the following conditions:

(a) Representations. Buyer’s representations and warranties in ARTICLE IV are true and correct in all material respects as of the Execution Date and Closing Date, subject only to specific exceptions disclosed by Buyer to Seller in writing before Closing.

(b) Performance. Buyer has performed in all material respects each covenant and obligation required before or at Closing.

(c) No Legal Proceedings. No action, investigation, injunction, order or proceeding is pending or threatened that seeks to restrain, prohibit, delay or materially impair the transactions.

(d) Closing Deliverables. Buyer has delivered or is ready, willing and able to deliver the $750,000 portion of the Cash Consideration at Closing, issue and deposit the Stock Consideration under the Escrow Agreement, perform the testing and acceptance procedures described in Section 2.3 and Exhibit C, and deliver the Milestone Payments when due under Section 2.3, together with its officer’s certificate, the Escrow Agreement, the Voting Rights Agreement and all other documents required under Section 9.3.

ARTICLE IX - CLOSING

9.1 Date of Closing.

Subject to satisfaction or waiver of the conditions in ARTICLE VIII, the Closing shall occur remotely through electronic exchange of signatures and deliverables on a date designated by Buyer promptly after Buyer obtains Buy Stockholder Approval, with Seller cooperating in the timing and delivery of all materials, on or before the Outside Termination Date, as extended by Buyer under Annex I, or such other date as Buyer and Seller agree in writing. The time immediately after all Closing actions are completed is the “Effective Time,” and the date on which Closing occurs is the “Closing Date”.

9.2 Place of Closing.

The Closing shall be conducted by electronic exchange of signatures and documents, or at such other location as Buyer designates and the Parties agree in writing. Electronic signatures and counterparts are effective as originals.

9.3 Closing Obligations.

At Closing, the following documents shall be delivered and the following events shall occur concurrently, each being a condition precedent to the others and all being deemed to occur simultaneously:

(a) Seller and Buyer shall execute and deliver the Assignment and Assumption Instrument in Exhibit D, together with all IP Rights, domain, repository, cloud-account, contract and data-transfer instruments required by that form;

(b) Seller shall deliver the complete Product package described in Exhibit A, including all, administrator access, source-control and repository history, and applicable consents identified in Sections 3.3, 3.7, 3.8, 3.9, 3.10 and 3.11 of the Seller Disclosure Schedule;

(c) Buyer shall pay Seller the $750,000 portion of the Cash Consideration by wire transfer of immediately available funds;

(d) Buyer shall issue and deposit the Stock Consideration under Section 2.4 and the Escrow Agreement, using the share calculation specified in Section 2.4, subject to the five-year lock-up and no-leak-out restrictions;

(e) Seller, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in Exhibit E;

(f) Seller and Buyer shall execute and deliver the standalone Voting Rights Agreement in Exhibit F;

(g) Seller shall deliver certified copies of its organizational approvals, the Seller Shareholder Approval, the third-party consents identified in Section 3.3 of the Seller Disclosure Schedule, releases and terminations of all Encumbrances, executed IP assignments and data-transfer instruments, and an officer’s certificate confirming satisfaction of Seller’s conditions;

(h) Buyer shall deliver evidence of its board and Delaware approvals, the Buyer Stockholder Approval, Nasdaq listing approval or confirmation, evidence of the private-placement exemption selected by Buyer on advice of securities counsel and all related SEC filings, notices, opinions and other compliance materials, and an officer’s certificate confirming satisfaction of Buyer’s conditions;

(i) Each Party shall deliver tax forms, beneficial-ownership information, payment instructions and other customary Closing certificates reasonably requested by the other Party;

(j) Seller shall deliver exceptions to the representation in Section 8.1(a) as identified in Sections 3.3, 3.7, 3.10 and 3.11 of the Seller Disclosure Schedule;

(k) Seller and Buyer shall execute any Transition Services statement of work or personnel access protocol reasonably required by Buyer to implement Section 7.2 and the personnel and dependencies identified in Section 7.2 of the Seller Disclosure Schedule; and

(l) Seller and Buyer shall execute and deliver any other document required by this Agreement or reasonably necessary to consummate and evidence the transactions.

9.4 Post-Closing Delivery; Records.

Within five (5) Business Days after Closing, Seller shall deliver any remaining Records, source-code history, model-training and evaluation records, data maps, security documentation, credentials, notices, consents and other materials relating to the Transferred Assets identified in Sections 3.8, 3.10 and 3.11 of the Seller Disclosure Schedule and Exhibit A. Seller shall continue to cooperate with Buyer’s reasonable requests to complete migration, record IP assignments and confirm deletion or return of retained copies.

ARTICLE X - TERMINATION

10.1 Right of Termination.

This Agreement and the transactions may be terminated at any time before Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by Buyer if any Buyer condition has not been satisfied or waived by the Outside Termination Date;

(c) by Buyer if Seller materially breaches this Agreement or a representation, warranty or covenant and fails to cure the breach within thirty (30) days after written notice, or sooner if the breach cannot be cured before the Outside Termination Date;

(d) by Buyer, in its reasonable discretion, if technical, IP, privacy, cybersecurity, regulatory or commercial diligence identifies a material issue that is not satisfactorily resolved before Closing;

(e) by Buyer if a material adverse effect occurs with respect to the Products, Transferred Assets, Data, Seller’s ability to perform or Buyer’s ability to receive the intended benefit of the transaction;

(f) by Buyer if any required Seller Shareholder Approval or Buyer Stockholder Approval, or any required approval, consent, exemption or filing of or with Nasdaq, the SEC, the State of Delaware, any Governmental Authority or any third party, is not obtained on terms acceptable to Buyer;

(g) by Seller only if Buyer materially breaches a covenant required to be performed before Closing and fails to cure the breach within thirty (30) days after written notice, or, if the breach cannot be cured before the Outside Termination Date, fails to provide a satisfactory remedy; provided that Seller may not terminate for failure to obtain Buyer Stockholder Approval, Nasdaq or other Regulatory Approvals, financing, a securities-law exemption or any action or determination within Buyer’s board, committee or fiduciary discretion, and no termination is available for a breach caused by Seller;

(h) by either Party if a final, non-appealable order permanently prohibits the transactions or if the other Party becomes subject to an insolvency proceeding;

No Party may terminate under a provision that resulted primarily from that Party’s material breach of this Agreement.

10.2 Effect of Termination.

If this Agreement is terminated before Closing, it becomes void without further liability except for provisions that expressly survive, including confidentiality, data security, return or destruction of information, expenses, governing law, indemnities for pre-termination breaches, dispute remedies and this ARTICLE X. No portion of the Cash Consideration, including any Milestone Payment, or Stock Consideration is payable solely because of termination, and Buyer has no liability solely because it terminates under Sections 10.1(b) through 10.1(f), unless Buyer committed fraud or a material uncured breach. Termination does not limit any Party’s liability for fraud, willful misconduct or a breach occurring before termination, or Buyer’s right to specific performance, setoff, escrow hold or other remedies.

10.3 Return of Documentation; Data Security.

Upon termination, each Party shall promptly return or securely destroy, in respect of the subject matter of the termination, the other Party’s Confidential Information, source code, Data, credentials and other transaction materials, subject to a limited archival copy required by Law. Seller shall certify completion on request and shall permanently disable Buyer’s access to Seller systems while preserving any evidence needed for a pending claim or regulatory response.

ARTICLE XI - MISCELLANEOUS

11.1 Counterparts.

This Agreement and each transaction document may be executed in counterparts, including by electronic signature or electronic transmission, each of which is deemed an original and all of which together constitute one instrument.

11.2 Notices.

All notices required or permitted under this Agreement shall be in writing and delivered by personal delivery, nationally recognized overnight courier, certified mail or email, provided that a notice of breach, termination or exercise of a remedy is effective only when the recipient confirms receipt or the sender receives a delivery confirmation. Notices shall be sent to the addresses below or to any replacement address designated by notice. If a notice address or email address is not yet designated, notice may be sent to the role-based or registered-office details stated below and will be effective upon confirmed delivery.

If to Seller:

Foldlab AI Ltd.

2500 – 700 West Georgia St. Vancouver, British Columbia

V7Y 1B3 CANADA

Attention: [*]

Email: [*]

With a copy to:

FARRIS LLP
2500 – 700 West Georgia St.
P.O. Box 10026, Pacific Centre South
Vancouver, British Columbia
V7Y 1B3 CANADA

Attention: Peter Roth

Email: proth@farris.com

If to Buyer:

iSpecimen Inc.

8 Cabot Road, Suite 1800
Woburn, MA 08101 USA

Attention: [*], Chief Executive Officer
Email: [*]

With a copy to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 26th Floor
New York, NY 10036 USA

Attention: Ross D. Carmel, Esq.
Email: rcarmel@srfc.law

A notice is deemed given when (a) delivered personally, when confirmed delivered by courier or certified mail, or when (b) sent by email during normal business hours (c) with delivery confirmation, provided that an email sent after normal business hours is deemed given on the next Business Day. A Party may change its notice details by written notice under this Section 11.2.

11.3 Expenses.

Each Party shall bear its own legal, accounting, advisory, financing, diligence and other costs relating to this Agreement and the transactions, except that Seller shall bear all costs of obtaining Seller’s approvals, consents and releases, and each Party shall bear costs arising from its own breach.

11.4 Waivers; Rights Cumulative.

A waiver is effective only in a written instrument signed by the waiving Party and applies only to the specific instance stated. No delay, course of dealing or partial exercise of a right waives that right. All rights and remedies are cumulative and may be exercised separately or together.

11.5 Relationship of the Parties.

The Parties are independent contracting parties. Nothing in this Agreement creates a partnership, joint venture, agency, fiduciary relationship or employment relationship, and neither Party may bind the other except as expressly stated.

11.6 Entire Agreement; Conflicts.

This Agreement, the Exhibits, the Seller Disclosure Schedule, any Buyer written disclosures and other transaction documents expressly incorporated herein constitute the entire agreement concerning the transactions and supersede all prior discussions and understandings. If a conflict exists between this Agreement and an Exhibit or the Seller Disclosure Schedule, this Agreement controls unless the applicable Exhibit or Seller Disclosure Schedule expressly states that it overrides a specified provision. No representation, promise or inducement is binding unless set forth in this Agreement.

11.7 Governing Law; Forum; Jury Waiver.

This Agreement and the legal relations among the Parties are governed by Delaware law, without regard to conflict-of-law rules. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New Castle County, Delaware, and waives any objection based on inconvenient forum. Each Party waives, to the fullest extent permitted by Law, trial by jury in any dispute arising out of or relating to this Agreement.

11.8 Filings, Notices and Governmental Approvals.

Buyer shall control, in its sole discretion and subject to applicable Law and its board’s fiduciary duties, all SEC, Nasdaq, stockholder, investor and other public disclosures, filings, applications, registration or exemption selections and regulatory strategy relating to the Stock Consideration and the transactions. Seller shall promptly provide complete and accurate information, certifications, consents and assistance reasonably requested for those filings and for Delaware corporate approvals, AI, privacy, health-data, export-control and other regulatory notices. Seller shall actively pursue the approvals allocated to Seller, including those identified in Sections 3.2, 3.3 and 3.7 of the Seller Disclosure Schedule, and Buyer shall control the approvals allocated to Buyer, in each case subject to Buyer’s approval as a condition to Closing. Nothing in this Agreement requires Buyer, its board or any committee to take action inconsistent with applicable Law, Nasdaq requirements, fiduciary duties or board discretion, and no filing or approval obligation requires Buyer to accept a material adverse condition.

11.9 Amendment.

This Agreement may be amended, modified or supplemented only by a written instrument expressly referring to this Agreement and signed by Buyer and Seller, and, if affected, the Escrow Agent or any other required party.

11.10 Parties in Interest.

Except for the Buyer Indemnified Parties, who may enforce the indemnities expressly granted for their benefit, this Agreement is for the benefit of and binding only on the Parties and their permitted successors and assigns. No other Person has a claim or remedy under this Agreement.

11.11 Successors and Permitted Assigns.

This Agreement binds and benefits the Parties and their permitted successors and assigns. Any successor to Buyer’s business or the Products may enforce and perform this Agreement, subject to the assignment restrictions in Section 11.15.

11.12 Representations Survival.

Seller’s representations and warranties survive Closing until the date that is twenty-four (24) months after Closing, except that organization, authority, title, IP ownership, infringement, privacy, cybersecurity, Data, regulatory, Tax, fraud and intentional-misrepresentation matters survive for five (5) years or the applicable statute of limitations, whichever is longer. Covenants survive according to their terms; milestone obligations survive until final acceptance or rejection and final resolution of any timely claim; and the escrow, lock-up, no-leak-out and voting obligations survive for five (5) years and through final resolution of any claim asserted before release. Buyer’s representations survive for twenty-four (24) months, except authority and securities issuance representations, which survive for five (5) years. A claim noticed before the applicable survival period expires survives until finally resolved.

11.13 Time is of the Essence.

Time is of the essence for the Closing, delivery dates, testing and cure periods, milestone acceptance, payment dates, notice periods, escrow release restrictions and all other deadlines in this Agreement. If a deadline falls on a day that is not a Business Day, it moves to the next Business Day unless this Agreement expressly provides otherwise.

11.14 Specific Performance; Equitable Relief.

Seller acknowledges that damages may be inadequate for a breach involving the transfer, disclosure, misuse or destruction of IP Rights, Data, Confidential Information, source code, credentials, Escrowed Shares, voting rights or milestone deliverables. Buyer is entitled to specific performance, injunctions and other equitable relief, without posting bond, in addition to damages, indemnification, setoff, escrow enforcement and all other remedies. Nothing in this Section limits Buyer’s right to reject a Milestone Product, suspend release, preserve a claim or seek relief against a Holder or transferee, and nothing requires Buyer, its board or any committee to take action inconsistent with applicable Law, Nasdaq requirements or fiduciary duties.

11.15 Assignment.

Seller may not assign, delegate or transfer this Agreement or any right or obligation without Buyer’s prior written consent. Buyer may assign this Agreement, in whole or in part, to an Affiliate, financing source, successor, acquirer of the Products or other permitted assignee without Seller’s consent, provided Buyer remains responsible for obligations accrued before assignment. Any assignment includes the benefit of the indemnities, escrow, voting rights and setoff provisions.

11.16 Preparation of Agreement.

The Parties and their respective counsel participated in preparing this Agreement. No presumption or burden of proof arises against a Party because that Party or its counsel drafted a provision.

11.17 Severability.

If any provision is invalid, illegal or unenforceable, the remaining provisions remain in effect, and the Parties shall negotiate in good faith a valid replacement that most closely preserves the intended economic and legal effect. No invalidity affects the escrow, no-leak-out, voting, indemnity, setoff or specific-performance protections to the fullest extent permitted by Law.

ARTICLE XII - INDEMNIFICATION; SETOFF; REMEDIES

12.1 Seller Indemnification.

Seller shall defend, indemnify and hold harmless Buyer, its Affiliates, stockholders, directors, officers, employees, agents, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against all Losses arising out of or resulting from (a) any breach of Seller’s representations, warranties, covenants or obligations, (b) any Excluded Assets or Excluded Liabilities, (c) any pre-Closing act or omission of Seller or its Affiliates, (d) any claim that the Products, Transferred Assets, Data, Open Source Software or Third-Party Materials infringe, misappropriate or violate a third-party right, (e) any pre-Closing privacy, security, data, regulatory, employment, tax or IP liability, (f) any Security Incident or unlawful Data processing occurring before Closing, (g) Seller’s fraud or willful misconduct, and (h) any failure to deliver or cure a Milestone Product or Transition Service as required by this Agreement.

12.2 Buyer Indemnification.

Buyer shall defend, indemnify and hold harmless Seller and its directors, officers, employees and agents from and against Losses arising solely from (a) Buyer’s material breach of its representations, warranties or covenants, (b) Buyer’s gross negligence, willful misconduct or fraud after Closing, or (c) the Assumed Liabilities, except to the extent the Loss results from Seller’s breach, negligence, willful misconduct or pre-Closing conduct.

12.3 Indemnification Procedures.

The indemnified Party shall give reasonably prompt written notice of a claim, but delay does not reduce the indemnifying Party’s obligation except to the extent materially prejudiced. A notice delivered before the applicable survival period or escrow release date preserves the claim until final resolution. The indemnifying Party may control a third-party defense with counsel reasonably acceptable to the indemnified Party, but may not settle, admit liability, impose non-monetary relief or affect the indemnified Party’s rights without its prior written consent. Buyer may assume control at any time if the claim involves IP, Personal Data, a Governmental Authority, injunctive relief, a conflict of interest, a remedy not fully covered by the indemnifying Party or a matter requiring coordinated regulatory or securities-law strategy. First-party claims may be asserted by written notice describing the basis and a good-faith estimate of the amount, and failure to agree does not limit Buyer’s right to seek relief, setoff or an escrow hold.

12.4 Setoff; Escrow Enforcement.

Buyer may withhold, defer or set off any amount reasonably determined in good faith to be owed by Seller or an indemnifying party against any unpaid Milestone Payment, Transition Services fee or other amount payable by Buyer, after giving notice describing the basis and amount. Buyer may also instruct the Escrow Agent to suspend release of Escrowed Shares for any claim asserted before the release date and, after a written agreement, final non-appealable determination or other legally compliant procedure establishing a covered Loss, apply escrowed value to satisfy that Loss, without limiting any other remedy. Any cancellation, return, transfer or other disposition of Escrowed Shares in satisfaction of a Loss must be effected through that written agreement, final determination or other legally compliant procedure; no automatic forfeiture applies. No setoff may exceed the amount reasonably related to the asserted Loss, and a setoff or escrow hold does not waive any claim.

12.5 Limitations; Caps; Baskets.

Except solely for Losses arising from Seller’s non-fundamental representations and warranties that are not related to IP, Data, privacy, cybersecurity, regulatory matters or Taxes (the “General Representation Claims”), Seller’s liability under this Article is not subject to a basket or cap. For General Representation Claims only, Buyer may not recover until aggregate General Representation Claims exceed $25,000, and then only the amount exceeding $25,000, and Seller’s aggregate liability for those claims shall not exceed $100,000. The basket and cap do not apply to Excluded Liabilities, privacy, fraud, intentional misrepresentation, willful misconduct, or a claim covered by insurance or third-party recovery. Recoveries reduce Losses only to the extent actually received, net of reasonable collection costs and Taxes, and no limitation applies to a remedy necessary to enforce those excluded obligations.

12.6 Remedies; No Double Recovery.

The remedies in this Agreement are cumulative and do not exclude remedies available at Law or in equity. Buyer may seek specific performance, injunctive relief, indemnification, setoff, escrow enforcement, replacement delivery, rejection of a Milestone Product and damages. Each Party shall use reasonable efforts to mitigate Losses to the extent required by Law, but Buyer is not required to pursue a third party, insurance recovery or an alternative remedy before asserting a claim. Losses are reduced only by amounts actually recovered and retained from insurance or a third party, net of reasonable recovery costs and Taxes, and no recovery is required to be pursued if it would prejudice Buyer or the claim. To the extent permitted by Law, indemnity payments shall be treated as adjustments to the Purchase Price for tax purposes. No Party may recover the same Loss twice, but a recovery under one provision does not waive a separate remedy for a different Loss or obligation, and the cap and basket in Section 12.5 do not limit the remedies expressly excluded from them. Sections 12.1 through 12.6 survive termination and Closing according to their terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

SELLER: Foldlab AI Ltd.

By:	/s/ Zhengkang (Jacob) Shao
Name:	Zhengkang (Jacob) Shao
Title:	Director

BUYER: iSpecimen Inc.

By:	/s/ Shahin Behroyan
Name:	Shahin Behroyan
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

Annex I

Definitions

“Acceptance” means, for each Milestone Product, Buyer’s express written confirmation, issued after completion of testing and any applicable Cure Period, that the applicable Milestone Product satisfies all Acceptance Criteria for such Milestone Product. No use, review, payment, partial performance or silence constitutes Acceptance.

“Acceptance Criteria” means, for each Milestone Product, the objective delivery, functionality, performance, security, documentation, provenance and regulatory criteria for such Milestone Product specified in Exhibit C.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with that Person.

“Agreement” has the meaning set forth in the preamble to this Agreement, including all Exhibits and the Seller Disclosure Schedule.

“AI Agent” means the software agent, workflows, prompts, system instructions, interfaces, orchestration logic, models and related materials comprising the Disease-Associated Protein Discovery AI Agent.

“Applicable Data Protection Law” means all applicable Laws governing privacy, data protection, cybersecurity, breach notification, health data, Personal Data, de-identification, data brokerage, consumer rights or cross-border data transfers, including GDPR, UK GDPR, CCPA/CPRA, HIPAA, HITECH and applicable state Laws.

“Assets” or “Transferred Assets” means all of the Seller’s right, title and interest in and to the Products, including the AI Agent, and IP Rights in and to the Products, and all assets, rights and interests owned, licensed or controlled by Seller that are used in, embodied by or necessary for the use of the Products, including prompts, configurations, training and evaluation materials, documentation, Data rights, repositories, domains, accounts, credentials, contracts, claims, records, goodwill and other items listed in Exhibit A, but excluding the Excluded Assets.

“Assignment and Assumption Instrument” or “Assignment” means the instrument in the form attached as Exhibit D.

“Assumed Liabilities” means only (a) Milestone Payment 1 and Milestone Payment 2, in each case only after becoming due under Sections 2.2 and 2.3 and Exhibit C, and (b) the Transition Services obligations expressly assumed by Buyer under Section 7.2, in each case excluding any Liability arising from Seller’s breach or pre-Closing conduct.

“Business Day” means a day other than a Saturday, Sunday or U.S. federal holiday on which commercial banks are generally open for business in New York and Delaware.

“Buyer” means iSpecimen Inc., a Delaware corporation, and includes its permitted successors and assigns.

Annex I-1

“Buyer Disclosure Record” means the public disclosure record and all filings of the Buyer on the Securities Exchange Commission’s online Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) under the Buyer’s profile.

“Buyer Financial Statements” means Buyer’s 2025 audited annual financial statements for the period ending December 31, 2025 filed with the SEC on April 1, 2026 and Buyer’s unaudited quarterly financial statements for the period ending June 30, 2026 filed with the SEC on August 14, 2026.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.1.

“Buyer Stockholder Approval” means the approval of Buyer’s stockholders required under Buyer’s organizational documents, applicable Law or Nasdaq rules for the issuance of the Stock Consideration and consummation of the transactions, and all related notices, consents and waivers.

“Buyer’s Representatives” means Buyer’s Affiliates and its and their directors, officers, employees, advisers, auditors, attorneys, accountants, financing sources, consultants and other authorized representatives.

“Cash Consideration” means $2,000,000 payable under Section 2.2, consisting of $750,000 payable at Closing and two $625,000 Milestone Payments payable only upon acceptance under Section 2.3 and Exhibit C.

“Closing” means the consummation of the purchase and sale of the Transferred Assets and Products under ARTICLE IX.

“Closing Date” has the meaning set forth in Section 9.1.

“Common Stock” means Buyer’s common stock, par value $0.0001 per share, listed on Nasdaq under ticker symbol ISPC, or any successor security issued in a reorganization.

“Confidential Information” means non-public business, technical, product, source-code, model, Data, security, financial or transaction information disclosed by or on behalf of a Party, whether oral, written, electronic or observed.

“Control” means the direct or indirect power to direct management or policies or to vote more than fifty percent (50%) of the voting interests of a Person.

“Cure Period” means the single thirty (30)-day period available to Seller under Section 2.3 and Exhibit C to correct a failed Acceptance Criterion, unless Buyer elects in writing to permit a different period or an additional cure cycle for a particular failure.

“Data” means all datasets, records, samples, metadata, labels, annotations, inputs, outputs, logs, telemetry, training data, evaluation data and data-derived materials included in or used with the Products, including any Personal Data or regulated data identified in Section 3.10 of the Seller Disclosure Schedule and the data map incorporated therein.

Annex I-2

“Disease-Associated Protein Discovery AI Agent” means the AI Agent software, including all architectures, source and object code, work in progress, versions, releases, improvements, updates, derivative works, components, model weights, workflows, interfaces, documentation, outputs and supporting materials, as described in Exhibit A.

“Disease Trend Prediction and Monitoring AI Model” means the AI model software, including all architectures, source and object code, work in progress, versions, releases, improvements, updates, derivative works, components, model weights, workflows, interfaces, documentation, outputs and supporting materials, as described in Exhibit A.

“Effective Time” has the meaning set forth in Section 9.1.

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, option, restriction, license, claim or other encumbrance, other than a non-exclusive license expressly granted in the ordinary course and disclosed in Section 3.4 of the Seller Disclosure Schedule.

“Escrow Agent” means Buyer’s then-current transfer agent or another institution designated by Buyer to act as escrow agent under the Escrow Agreement, in each case subject to the applicable agreement and Law.

“Escrow Agreement” means the agreement in the form attached as Exhibit E governing the deposit of the Stock Consideration (referred to therein as the Escrowed Shares), the five-year escrow, lock-up, no-leak-out, voting, release and enforcement of those shares.

“Excluded Assets” means all assets of Seller other than the Transferred Assets, including Seller’s cash, tax refunds, corporate records, insurance rights, employee records not transferable by Law, unrelated businesses, retained contracts, claims unrelated to the Products and other assets not expressly included in the Transferred Assets, all of which are retained by Seller.

“Excluded Liabilities” means all Liabilities of Seller or its Affiliates other than the Assumed Liabilities, including, but not limited to, pre-Closing taxes, employee and contractor liabilities, debt, transaction expenses, IP and privacy claims, Security Incidents, regulatory liabilities, contract breaches and liabilities relating to the Excluded Assets, all of which are retained by Seller or the applicable Affiliate.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Foldlab” means Foldlab AI Ltd., a company organized under the laws of the jurisdiction shown in Seller’s certified organizational documents delivered at Closing, and its permitted successors and assigns.

“Governmental Authority” means any court, government, regulator, agency, commission, exchange or other authority exercising legislative, executive, judicial, regulatory or administrative power, including the SEC, Nasdaq, FDA, FTC, HHS and applicable Delaware authorities.

Annex I-3

“Indebtedness” means (i) obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities or instruments (and whether or not convertible into any other security or instruments), for the repayment of money borrowed, whether owing to banks, to financial institutions, to Governmental Authorities, on equipment leases or otherwise; (ii) all deferred indebtedness for the payment of the purchase price of property or assets purchased (other than current accounts payable that were incurred in the ordinary course of business); (iii) all obligations to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP, consistently applied; (iv) all outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities; (v) all obligations, contingent or otherwise to repay any grant or subsidy; (vi) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vii) all guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (viii) all premiums, penalties, fees, expenses and breakage costs to be paid in respect of any of the foregoing.

“IP Rights” means patents, patent applications, copyrights, mask works, software, databases, data rights, trademarks, service marks, trade names, domain names, trade secrets, know-how, inventions, algorithms, model weights, moral rights, publicity rights and all registrations, applications, renewals and claims relating to them.

“Laws” means all applicable statutes, regulations, rules, orders, judgments, decrees, permits, guidance having binding effect and other requirements of any Governmental Authority.

“Liabilities” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured).

“Losses” means losses, Liabilities, damages, judgments, settlements, penalties, fines to the extent legally recoverable, costs of investigation, remediation, notification, monitoring, restoration, replacement, recall, attorneys’ fees and other reasonable out-of-pocket costs, including amounts incurred to enforce indemnity rights.

“Milestone 1” means the delivery, testing and acceptance of the Disease-Associated Protein Discovery AI Agent, and “Milestone 2” means the delivery, testing and acceptance of the Disease Trend Prediction and Monitoring AI Model, in each case under Exhibit C.

“Milestone Payment 1” means the $625,000 payment payable only after Acceptance of Milestone 1; “Milestone Payment 2” means the $625,000 payment payable only after Acceptance of Milestone 2; and “Milestone Payments” means both payments, together totaling $1,250,000.

“Milestone Product” means the applicable Product required to satisfy Milestone 1 or Milestone 2, including all related work in progress, improvements, updates, derivative works, documentation, data, code, model weights and other deliverables required by Exhibit C.

“Nasdaq” means The Nasdaq Stock Market LLC and any successor market or listing authority.

Annex I-4

“Open Source Software” means software distributed under an open-source, source-available, free-software, copyleft, reciprocal or similar license.

“Outside Termination Date” means the date that is 120 days after the Execution Date, as extended by Buyer, in its sole discretion by written notice to Seller, for up to 60 additional days for the purpose of obtaining Buyer Stockholder Approval, Nasdaq authorization, SEC compliance or other Regulatory Approvals, completing diligence or addressing a matter within Buyer’s board or fiduciary discretion.

“Person” means any individual, corporation, company, partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked to an individual or household, or any similar protected information under Applicable Data Protection Law.

“Products” means, collectively, the Disease-Associated Protein Discovery AI Agent and the Disease Trend Prediction and Monitoring AI Model.

“Purchase Price” has the meaning set forth in Section 2.2 and equals the sum of the Cash Consideration ($2,000,000) and the Stock Consideration ($2,500,000), for an aggregate of $4,500,000.

“Regulatory Approval” means any consent, approval, authorization, filing, exemption, notice, listing confirmation or clearance required by a Governmental Authority or third-party contract to consummate the transaction, issue the Stock Consideration or own, transfer, deploy or use the Products and Data.

“Records” means all books, files, technical records, source-code history, model-training and evaluation records, data maps, security logs, documentation, contracts, notices, approvals and other information relating to the Transferred Assets or Products.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Security Incident” means any actual or suspected unauthorized access, acquisition, use, disclosure, alteration, loss, destruction, compromise, malware event, ransomware event, credential compromise, vulnerability exploitation or other incident affecting the security, confidentiality, integrity or availability of the Products, Transferred Assets or Data.

“Seller” means Foldlab AI Ltd., a company duly organized and existing under the laws of British Columbia, and its permitted successors and assigns.

“Seller Disclosure Schedule” means the consolidated schedule delivered by Seller under Section 3.12, including its numbered sections, attachments, continuation pages, updates and final officer certification, as incorporated into this Agreement. The Seller Disclosure Schedule is a schedule and is not an Exhibit unless this Agreement expressly labels it as an Exhibit.

Annex I-5

“Seller Shareholder Approval” means the approval of Seller’s shareholders required under Seller’s organizational documents or applicable Law and all related notices, consents and waivers.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Seller’s directors, executive officers, chief technology officer and lead developers, without imputed or constructive knowledge.

“Stock Consideration” means the number of whole shares of Buyer’s Common Stock issued at Closing and deposited with the Escrow Agent under the Escrow Agreement, equal to $2,500,000 divided by the VWAP and rounded down to the nearest whole share. Buyer may, in its discretion and in compliance with applicable Law, pay cash in lieu of any fractional-share amount or use another legally compliant method to account for it, without increasing the aggregate Purchase Price. “Escrowed Shares” means the Stock Consideration and refers in the Escrow Agreement and Voting Rights Agreement to those same shares, together with all dividends, distributions, split shares, replacement securities and other property attributable to them, all subject to the five-year escrow, lock-up, no-leak-out and voting-rights restrictions.

“Taxes” means all federal, state, local and foreign taxes, duties, levies, assessments, withholdings and similar governmental charges, together with related interest, penalties and additions.

“Testing Environment” means a segregated testing environment controlled by Buyer, including the hardware, cloud configuration, representative datasets, tooling, access credentials, security controls and other conditions selected or approved by Buyer for testing each Milestone Product.

“Third-Party Materials” means any code, model, dataset, API, service, content or other material not owned by Seller.

“Trading Day” means a day on which Nasdaq is open for regular-way trading in the Common Stock and at least one regular-way trade in the Common Stock is reported.

“Transition Services” means the post-Closing support provided by Seller’s technical personnel, including knowledge transfer, repository and cloud-account migration, documentation completion, personnel introductions, data-map assistance, security handover, regulatory support and product deployment assistance, with the personnel and dependencies identified in Section 7.2 of the Seller Disclosure Schedule.

“Voting Rights Agreement” means the standalone agreement in the form attached as Exhibit F governing voting rights, proxy mechanics, transfer restrictions and related rights for the Escrowed Shares.

“VWAP” means the volume-weighted average price per share of Common Stock for the ten (10) consecutive Trading Days ending on the Trading Day immediately before Closing, calculated using regular-way trades reported by Nasdaq during its regular trading session and published by Nasdaq or another authoritative source selected by Buyer. A day on which no shares trade is not counted and the measurement period is extended backward to include ten Trading Days on which shares traded. If Nasdaq is closed, trading is suspended for more than two hours, an extraordinary market event occurs, or no workable ten-day VWAP is available, Buyer may use the last available unaffected Trading Days, make a commercially reasonable adjustment consistent with the event and applicable Law, defer Closing, or use another legally compliant method selected by Buyer, without increasing the aggregate Purchase Price.

Annex I-6

EXHIBIT A

Transferred Assets and Products

Schedule A-1 - Product Inventory and Repositories

Disease-Associated Protein Discovery AI Agent

“Disease-Associated Protein Discovery AI Agent” means the software capability of the product that, beginning from a disease or condition named by the user, (a) resolves candidate diseases and their statistically associated human target proteins using the third-party Open Targets database, ranked by association score; (b) loads a user-selected target protein’s sequence and AlphaFold-predicted structure; (c) retrieves previously reported (“known”) pathogenic, single-residue missense variants for that protein from the EBI Proteins API (ClinVar-sourced); and (d) computes, for each such variant, a zero-shot, structure-aware in-silico impact score using a masked protein language model. The Agent surfaces and scores pre-existing, database-reported variants and produces research-grade computational estimates of protein fold stability and sequence–structure fitness. It does not diagnose disease, does not predict or classify the pathogenicity of novel or unreported variants, and does not constitute medical advice or a clinical diagnosis.

The Disease-Associated Protein Discovery AI Agent shall be the latest stable production version in Seller’s possession or control as of Closing, together with the complete repository and all related production and staging environments, accounts, credentials, deployment materials and documentation in Seller’s possession or control as of Closing.

Disease Trend Prediction and Monitoring AI Model

“Disease Trend Prediction and Monitoring AI Model” means the Protein Mutation Prediction Agent and the Disease Trend Monitoring & Forecasting Agent, where:

(a)	“Protein Mutation Prediction Agent” means the software capability of the product that analyzes the mutational landscape of a single protein and comprises: (a) resolution of a protein named in plain language (e.g. “T4 lysozyme”) by searching UniProt database, ranking candidate entries, and the Agent autonomously figure out which protein is meant; (b) scoring of a user-supplied list of single-residue substitutions (e.g. “T157I, S38D, A129V”), each validated against the loaded sequence and scored as a zero-shot, structure-aware masked-marginal log-likelihood ratio by a masked protein language model; (c) a conservation (“locked positions”) track and 3-D color theme derived from the per-position entropy of the model’s own amino-acid distribution. All outputs are research-grade computational estimates of protein fold stability and sequence–structure fitness; and

(b)	“Disease Trend Monitoring & Forecasting Agent” means the software capability of product that, for a disease resolved through the Agent’s existing disease-identification step, (a) retrieves a historical time series of reported case or incidence counts for that disease from a third-party public surveillance data source, where such a series is available; (b) produces a short-horizon probabilistic forecast of the reported trend using a general-purpose, pretrained time-series forecasting model, expressed as a median and upper/lower quantile bands; and (c) presents the historical series and forecast together with a plain-language trend summary. The forecast is a domain-agnostic statistical extrapolation of past reported values.

The Disease Trend Prediction and Monitoring AI Model shall be the latest stable production version in Seller’s possession or control as of Closing, together with the complete repository, model registry, deployment environments, accounts, credentials, deployment materials and documentation in Seller’s possession or control as of Closing.

Schedule A-2 - IP Rights, Data and Documentation

Seller shall deliver to Buyer at least five (5) Business Days before Closing a complete inventory of the source code, object code, model weights, architectures, prompts, configurations, training and evaluation materials, test suites, APIs, documentation, domains, credentials, datasets, data maps, security records, IP registrations and claims in Seller’s possession or control, as cross-referenced in Sections 3.4, 3.8, 3.9, 3.10 and 3.11 of the Seller Disclosure Schedule, subject to Buyer’s approval as a condition to Closing.

Schedule A-3 - Contracts, Consents and Personnel

Seller shall deliver to Buyer at least five (5) Business Days before Closing a complete list of all cloud, hosting, API, data-source, license, contractor, employment, research, university, customer and other Product-related contracts, required consents and personnel roles supporting the Products, as cross-referenced in Sections 3.3, 3.9, 3.10, 3.11 and 7.2 of the Seller Disclosure Schedule, subject to Buyer’s approval as a condition to Closing.

A-1

EXHIBIT B

Assumed Liabilities

Schedule B-1 - Assumed Liabilities

Assumed Liabilities are limited to (a) Milestone Payment 1 and Milestone Payment 2, in each case only after becoming due under Sections 2.2 and 2.3 and Exhibit C, and (b) the Transition Services obligations expressly assumed by Buyer under Section 7.2, as confirmed in Section 2.1 of the Seller Disclosure Schedule and this Exhibit B. Buyer assumes no other Liabilities of Seller or any Affiliate, including any liability arising from Seller’s breach or pre-Closing conduct, pre-Closing Taxes, transaction expenses, employment or contractor liabilities, IP or data claims, Security Incidents, regulatory liabilities or liabilities relating to Excluded Assets.

B-1

EXHIBIT C

Milestone Specifications, Testing and Acceptance Procedures

Schedule C-1 - Milestone 1: Disease-Associated Protein Discovery AI Agent

Delivery deadline: Seller shall deliver to Buyer the required Milestone 1 deliverables set out below, and shall provide the Buyer with a written notice of delivery completion, within 90 days after Closing, unless otherwise agreed by the Parties.

Required Milestone 1 deliverables shall comprise, for the Disease-Associated Protein Discovery AI Agent, production-ready source and object code, model weights, prompts, configurations, Application Programming Interfaces (APIs), documentation, deployment scripts, test suite, security materials, data map and credentials for the Buyer-controlled Testing Environment.

Objective Acceptance Criteria: Completion of Milestone 1 testing shall require the successful achievement of the following acceptance criteria:

1.	For a list of test targets, the agent must:

a.	find candidate target proteins and rank them,

b.	load the sequence and structure for the target we pick,

c.	pull the known reported variants for that protein, and

d.	produce a score for every one of those variants;

2.	Using the same model version, same settings, same machine, and using the saved copies of the data downloaded on test day — run the agent 20 times and at least 19 of those runs produce identical scores (to four decimal places); and

3.	Running the agent produces an API endpoint with a summary of the scores for each variant of the protein target.

Schedule C-2 - Milestone 2: Disease Trend Prediction and Monitoring AI Model

Delivery deadline: Seller shall deliver to Buyer the required Milestone 2 deliverables set out below, and shall provide the Buyer with a written notice of delivery completion, within 180 days after Closing, unless otherwise agreed by the Parties.

Required Milestone 2 deliverables shall comprise, for the Disease Trend Prediction and Monitoring AI Model, model weights, architecture, source and object code, feature definitions, data pipeline, training and evaluation records, monitoring configuration, documentation, test suite, security materials and credentials for the Buyer-controlled Testing Environment.

C-1

Objective Acceptance Criteria: Completion of Milestone 2 testing shall require the successful achievement of the following acceptance criteria:

1.	For a list of test targets, the agent must:

a.	pull the historical numbers,

b.	produce a forecast with a middle line and upper/lower bands, and

c.	show it alongside a plain-language summary of the trend.

2.	Using the same model version, same settings, same machine, and using saved copies of the data downloaded on test day — run the agent 20 times and at least 19 of those runs give identical scores (to four decimal places); and

3.	Running the agent produces an API endpoint with a summary of the scores for each variant of the protein target.

Schedule C-3 - Testing, Acceptance and Cure Procedure

For each Milestone Product, testing shall begin after Buyer has received all deliverables and has received Seller’s notice of delivery completion therefor. Buyer shall test each complete delivery within thirty (30) days in Buyer-controlled Testing Environments using representative datasets and procedures selected or approved by Buyer. Buyer shall issue express written acceptance or a rejection notice containing a deficiency list setting out all failed Acceptance Criteria and supporting evidence. Seller shall have a 30-day Cure Period to cure all deficiencies at no additional cost to Buyer, unless Buyer elects otherwise in writing, during and after which Buyer may retest the corrected Milestone Product. Buyer may agree in writing to amended or additional Cure Periods for particular deficiencies. Seller shall be permitted a maximum of three (3) cure cycles, at the discretion of the Buyer. Acceptance occurs only by Buyer’s express written notice after all Acceptance Criteria are satisfied. Buyer’s use, review, partial performance, payment or silence shall not constitute Acceptance. If Seller fails to complete delivery by the applicable outside deadline, Buyer may require replacement delivery. If Seller fails to cure all deficiencies on the deficiency list or the Milestone Product fails retesting within the permitted number of cure cycles, the Milestone Product shall be deemed to be rejected and Seller shall not be entitled to the applicable Milestone Payment and the Buyer shall, as its sole remedy for Seller’s failure to achieve Acceptance of a Milestone, retain the Transferred Assets for the rejected Milestone Product and withhold the applicable Milestone Payment. If Seller disputes a rejection, it may, within five (5) Business Days, refer only the identified technical question to an independent technical expert designated by Buyer and reasonably acceptable to Seller. The expert shall apply the objective Acceptance Criteria and decide the technical question on an expedited record; the expert may not decide contract interpretation, legal compliance, ownership, breach, indemnity, fraud or equitable relief, and the referral shall not delay Buyer’s payment hold, setoff, escrow hold, rejection or other rights.

Testing shall be conducted in Buyer-controlled Testing Environments using representative datasets selected or approved by Buyer. Seller shall deliver to Buyer at least five (5) Business Days before Closing the complete testing data map, baselines, environment specifications, version requirements, regulatory assumptions, provenance materials and required acceptance forms identified in Section 2.3 of the Seller Disclosure Schedule and Exhibit C, subject to Buyer’s approval as a condition to Closing. Buyer and Seller may agree to update the testing sequence, environment configuration, representative datasets and security procedures in a manner reasonably designed to test the objective Acceptance Criteria. Buyer acceptance contact: Buyer’s chief technology officer or designee. Seller delivery and cure contact: Seller’s chief technology officer or designee.

C-2

EXHIBIT D

Assignment and Assumption Instrument

This Assignment and Assumption Instrument is made as of the Closing Date by Foldlab AI Ltd. (“Seller”) in favor of iSpecimen Inc. (“Buyer”) pursuant to the Asset Purchase Agreement (the “Agreement”).

1. Assignment. Seller hereby irrevocably sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in and to the Transferred Assets and Products, including all IP Rights, source code, model weights, Data rights, documentation, accounts, credentials, contracts, claims and goodwill, free and clear of Encumbrances.

2. Assumption. Buyer assumes only the Assumed Liabilities expressly identified in the Agreement and Exhibit B. Buyer does not assume any other liability of Seller or any Affiliate.

3. Data and Security. Seller shall transfer Data only to the extent permitted by Applicable Data Protection Law and shall deliver the data map, provenance records, consents, processing records, security materials and credentials identified in Exhibit A and Sections 3.8, 3.9, 3.10 and 3.11 of the Seller Disclosure Schedule. Seller shall preserve and transfer all records reasonably necessary to demonstrate lawful collection, use, training, testing and transfer of the Data.

4. Further Assurances. Seller shall execute further instruments and provide assistance reasonably requested by Buyer to record, perfect, enforce or evidence the assignment, including assignments of registered IP Rights and transfers of repositories, domains, cloud accounts and licenses.

5. No Retained Rights. Except for any express Transition Services or access protocol under Section 7.2 and identified in Section 7.2 of the Seller Disclosure Schedule, Seller retains no license, right or interest in the Transferred Assets or Products.

6. Governing Terms. This Instrument is governed by the Agreement. If this Instrument conflicts with the Agreement, the Agreement controls except to the extent this Instrument expressly states otherwise.

FOLDLAB AI LTD.

By:
Name:
Title:

iSPECIMEN INC.

By:
Name:
Title:

D-1

EXHIBIT E

Form of Escrow Agreement

This Escrow Agreement is entered into as of the Closing Date by and among iSpecimen Inc. (“Buyer”), Foldlab AI Ltd. (“Seller”) and the Escrow Agent, which shall be Buyer’s then-current transfer agent or other designee designated by Buyer, pursuant to the Asset Purchase Agreement (the “Agreement”).

1. Appointment; Deposit. The Escrow Agent shall hold the Stock Consideration (referred to in this Escrow Agreement as the “Escrowed Shares”), together with all dividends, distributions, split shares, replacement securities and other property attributable to them, in a segregated account. The Escrow Agent shall act only on (a) joint written instructions of Buyer and Seller, (b) a unilateral instruction expressly permitted by the Agreement, including an instruction to suspend release, after the notice and determination requirements applicable to that instruction have been satisfied, or (c) a final order. If instructions conflict or a dispute exists, the Escrow Agent shall continue to hold the property and may interplead the property or seek court directions without determining the merits of the dispute.

2. Five-Year Term; No Leak-Out. The escrow term begins on the Closing Date and ends on the fifth anniversary of the Closing Date. During the term, no Escrowed Share or economic interest may leak out: neither Seller, any Holder nor any transferee may sell, transfer, assign, pledge, hypothecate, hedge, short, lend, encumber or otherwise dispose of any Escrowed Share or related economic interest. No transfer will be recognized by Buyer, the issuer or the Escrow Agent unless the transferee first executes a written assumption of all restrictions and obligations applicable to the Escrowed Shares and the transfer otherwise complies with the Agreement, the Voting Rights Agreement and applicable Law. Any noncompliant transfer remains subject to these restrictions and does not release the transferor from liability.

3. Voting; Distributions. Voting rights and any proxy over the Escrowed Shares are governed by Exhibit F. Dividends, distributions, split shares, merger or reorganization consideration, replacement securities and other property attributable to the Escrowed Shares shall be deposited into the escrow account or otherwise held subject to this Agreement and the same restrictions, and may not be distributed to any Holder before the applicable release date.

4. Release. The Escrow Agent may release Escrowed Shares only after the escrow term ends, all required transfer restrictions and approvals are satisfied, and the Escrow Agent receives the release instructions required by this Agreement. No release is required, and Buyer may instruct the Escrow Agent to continue holding the Escrowed Shares, while a covered claim, setoff, escrow hold or final order remains outstanding. Any claim asserted by Buyer on or before the release date remains preserved and shall survive release until finally resolved, with the Escrow Agent continuing to hold the amount reasonably related to that claim as permitted by the Agreement.

5. Setoff and Claims. Buyer may instruct the Escrow Agent to suspend release for any claim asserted before the release date and may apply escrowed value only after a written agreement, final nonappealable determination or other legally compliant procedure establishes a covered Loss, subject to the notice and dispute procedures in the Agreement. Any cancellation, return, transfer or other disposition of Escrowed Shares in satisfaction of a Loss must be effected through that written agreement, final determination or other legally compliant procedure. No automatic forfeiture or cancellation applies.

E-1

6. Escrow Agent Protection. The Escrow Agent may rely on signed instructions and final orders, has no duty to investigate or resolve disputes, and is protected from liability except for its gross negligence, willful misconduct or fraud. If instructions conflict, the Escrow Agent may continue holding the property, interplead it or seek court directions. Buyer and Seller shall provide information reasonably required for tax, securities and regulatory compliance, and Seller shall reimburse the Escrow Agent for reasonable fees and expenses arising from a dispute or instruction attributable to Seller or a Holder.

7. Termination; Governing Law. This Agreement terminates only after all escrowed property has been released or otherwise disposed of under the Agreement and all timely asserted claims have been finally resolved, or earlier by written agreement of Buyer, Seller and the Escrow Agent that does not prejudice any accrued right. Delaware law governs, and the courts identified in Section 11.7 have exclusive jurisdiction.

BUYER:

iSpecimen Inc.

By:
Name:
Title:

SELLER: Foldlab AI Ltd.

By:
Name:
Title:

ESCROW AGENT: [*]

By:
Name:
Title:

E-2

EXHIBIT F

Form of Voting Rights Agreement

This Voting Rights Agreement is entered into as of the Closing Date by and among iSpecimen Inc. (“Buyer”), Foldlab AI Ltd. (“Seller”) and each holder identified in Section F-1 of the Seller Disclosure Schedule and listed on Schedule F-1, delivered to Buyer at least five (5) Business Days before Closing and approved by Buyer as a condition to Closing (each, a “Holder,” and collectively, the “Holders”), in connection with the Escrowed Shares issued under the Asset Purchase Agreement.

1. Voting Rights. During the escrow term, each Holder may vote its Escrowed Shares only through the procedures in this Agreement. Each Holder irrevocably appoints Buyer as its proxy and attorney-in-fact, coupled with an interest, to the fullest extent permitted by Law, to vote on matters relating to the issuance, listing, transfer restrictions, recapitalization, change of control or implementation of the transaction. If any proxy or portion of it is unenforceable, the affected Holder shall grant a replacement proxy or execute replacement voting instructions that most closely carry out this provision without violating Law.

2. No Impairment; No Leak-Out. No Holder shall vote, transfer or take any action with respect to its Escrowed Shares that would reasonably be expected to impair Buyer, its Affiliates, the Products, the transaction, the Nasdaq listing or compliance with securities Laws. The no-leak-out restrictions in Exhibit E apply to every Escrowed Share and related economic interest, including any prohibition on sale, transfer, pledge, hypothecation, hedge, short sale, loan or other disposition. Any transferee must assume these restrictions in writing before any transfer is recognized.

3. Voting Instructions. Each Holder shall execute voting instructions, proxies, consents and other documents reasonably requested by Buyer to implement the proxy and shall not revoke, supersede or impair them during the escrow term. If any proxy, instruction or voting arrangement is held unenforceable, the Holder shall promptly execute a replacement instrument that implements the same lawful intent. Buyer may withhold or modify instructions that would violate Law or the Agreement, and no such action waives Buyer’s rights.

4. Dividends and Corporate Actions. Any dividend, distribution, split, merger consideration, replacement security or other property attributable to the Escrowed Shares shall be delivered to or retained by the Escrow Agent and remain subject to the Escrow Agreement and this Agreement. No such property may be distributed to any Holder before the applicable release date, and any replacement security shall carry equivalent legends and restrictions to the extent permitted by Law.

5. Term; Enforcement. This Agreement remains effective through the fifth anniversary of Closing and until all obligations and timely asserted claims concerning the Escrowed Shares are satisfied or finally resolved. Buyer may seek specific performance, injunctive relief and other remedies without posting bond. No cancellation, return or forfeiture of Escrowed Shares occurs automatically; any such action must follow the written-agreement, final-determination or other legally compliant procedure in the Asset Purchase Agreement and Escrow Agreement.

F-1

6. Securities and Regulatory Compliance. Each Holder represents and warrants to Buyer that it will comply with applicable securities Laws, transfer restrictions, beneficial-ownership reporting, Nasdaq requirements and Buyer’s reasonable compliance procedures; is acquiring the Stock Consideration for its own account and investment and not with a view to distribution; is an accredited investor or otherwise satisfies the qualification for the exemption selected by Buyer, in each case to the extent required by that exemption; understands that the Stock Consideration will be restricted securities and that no registration, resale facility or liquidity is promised; and will accept the required restricted-security legends and execute all investor representations, tax forms, transfer documents and other securities-law information reasonably requested by Buyer. Seller shall cause each Holder to deliver to Buyer at least five (5) Business Days before Closing a complete Schedule F-1 identifying each Holder, its address, beneficial ownership, share count, tax forms and required securities filings, as reflected in Section F-1 of the Seller Disclosure Schedule and subject to Buyer’s approval as a condition to Closing.

7. Miscellaneous. This Agreement is governed by Delaware law, may be amended only in a writing signed by Buyer and the affected Holder, and may be assigned by Buyer in accordance with the Asset Purchase Agreement. No amendment or waiver releases a Holder from the transfer, escrow, voting, no-leak-out or securities-law restrictions unless Buyer expressly agrees in writing. This Agreement may be executed electronically in counterparts.

BUYER: iSpecimen Inc.

By:
Name:
Title:

HOLDER: Each Holder identified on Schedule F-1

By:
Name:
Title:

Schedule F-1 - Each Holder shall provide its legal name, address, beneficial ownership, share count, tax forms and required securities filings at least five (5) Business Days before Closing, as reflected in Section F-1 of the Seller Disclosure Schedule and subject to Buyer’s approval as a condition to Closing. Each Holder shall execute a counterpart signature page to this Voting Rights Agreement.

F-2

SELLER DISCLOSURE SCHEDULE

This Seller Disclosure Schedule is delivered pursuant to Section 3.12 of the Agreement and is incorporated into the Agreement. It provides a consolidated, numbered record of exceptions, factual disclosures, inventories, consents, confirmations and supporting document references required by the Agreement. Seller shall complete each applicable section, identify each exception, consent, document, dataset, contract, person and other item by the applicable section number, and attach or cross-reference the supporting materials.

Seller shall deliver an initial completed version concurrently with execution, update it promptly through Closing, and deliver a final certified version to Buyer at least five (5) Business Days before Closing. Each update shall identify additions and deletions, be signed by an authorized officer of Seller and require Buyer’s prior written approval. No update may qualify facts arising from Seller’s breach or amend or circumvent an express covenant or Closing condition.

seller disclosure schedule

SECTION 3.1 - ORGANIZATION, JURISDICTION, QUALIFICATIONS AND ORGANIZATIONAL DOCUMENTS

See the attached Corporate Summary, Certificate of Incorporation, Articles of Incorporation and Certificate of Good Standing.

seller disclosure schedule

SECTION 3.2 - AUTHORIZATION AND SELLER SHAREHOLDER APPROVAL

See the attached Consent Resolutions of the Director and Shareholder Resolutions

seller disclosure schedule

SECTION 3.3 - NO CONFLICTS, CONSENTS AND NOTICES

NIL

seller disclosure schedule

SECTION 3.4 - TITLE, ENCUMBRANCES, RETAINED RIGHTS AND ASSET SUFFICIENCY

NIL

seller disclosure schedule

SECTION 3.5 - CAPITALIZATION, FINANCIAL INFORMATION, LIABILITIES, TAX MATTERS AND INSURANCE

No financial or operating information has been provided to Buyer.

There are no outstanding equity, options, warrants, conversion rights and other rights affecting the Products or the Transferred Assets.

seller disclosure schedule

SECTION 3.6 - LITIGATION, CLAIMS, ORDERS AND SETTLEMENTS

NIL

seller disclosure schedule

SECTION 3.7 - REGULATORY STATUS, INTENDED USES, PERMITS, FILINGS, GOVERNMENTAL COMMUNICATIONS, EXPORT CONTROLS AND SANCTIONS

NIL

seller disclosure schedule

SECTION 3.8 - PRODUCT INVENTORY, VERSIONS, REPOSITORIES, ACCOUNTS, CREDENTIALS, FUNCTIONALITY, DEFECTS, MODEL RISKS AND MALICIOUS-CODE DISCLOSURES

The Disease-Associated Protein Discovery AI Agent and the Disease Trend Prediction and Monitoring AI Model are as described in Exhibit A.

seller disclosure schedule

SECTION 3.9 - IP REGISTRATIONS, CHAIN OF TITLE, CONTRIBUTORS, ASSIGNMENTS, FUNDING, INFRINGEMENT CLAIMS AND LICENSES

The IP Rights in and to the Disease-Associated Protein Discovery AI Agent and the Disease Trend Prediction and Monitoring AI Model are unregistered.

seller disclosure schedule

SECTION 3.10 - DATA INVENTORY, PROVENANCE, LEGAL BASIS, RESTRICTIONS, PERSONAL DATA, HEALTH DATA, PROCESSING AGREEMENTS, SECURITY CONTROLS, INCIDENTS AND VULNERABILITIES -

Each material dataset and its provenance, permitted uses, restrictions, retention and deletion requirements, transfer basis and required safeguards.

To come.

seller disclosure schedule

SECTION 3.11 - OPEN-SOURCE BILL OF MATERIALS, THIRD-PARTY MATERIALS, CONTRACTS, CLOUD, API AND DATA-SOURCE ARRANGEMENTS, ASSIGNMENT CONSENTS, PERSONNEL, KEY PERSONNEL AND BROKERS

The Open Source Software used in the Products, together with links to their license terms, are set out below.

FastAPI — MIT — https://github.com/fastapi/fastapi/blob/master/LICENSE

Uvicorn — BSD-3-Clause — https://github.com/encode/uvicorn/blob/master/LICENSE.md

Pydantic — MIT — https://github.com/pydantic/pydantic/blob/main/LICENSE

NumPy — BSD-3-Clause — https://github.com/numpy/numpy/blob/main/LICENSE.txt httpx — BSD-3-Clause — https://github.com/encode/httpx/blob/master/LICENSE.md

PyTorch — BSD-3-Clause — https://github.com/pytorch/pytorch/blob/main/LICENSE

Transformers — Apache-2.0 — https://github.com/huggingface/transformers/blob/main/LICENSE

SaProt_650M_AF2 — MIT — https://huggingface.co/westlake-repl/SaProt_650M_AF2

@langchain/core — MIT — https://github.com/langchain-ai/langchainjs/blob/main/LICENSE

@langchain/langgraph — MIT — https://github.com/langchain-ai/langgraphjs/blob/main/LICENSE

@langchain/openai — MIT — https://github.com/langchain-ai/langchainjs/blob/main/LICENSE

@upstash/ratelimit — MIT — https://github.com/upstash/ratelimit-js/blob/main/LICENSE

Mol* (molstar) — MIT — https://github.com/molstar/molstar/blob/master/LICENSE

Next.js — MIT — https://github.com/vercel/next.js/blob/canary/license.md

React — MIT — https://github.com/facebook/react/blob/main/LICENSE

TypeScript — Apache-2.0 — https://github.com/microsoft/TypeScript/blob/main/LICENSE.txt

Vitest — MIT — https://github.com/vitest-dev/vitest/blob/main/LICENSE

AF2_UniRef50 — MIT — https://huggingface.co/datasets/westlake-repl/AF2_UniRef50

SECTION 2.1 AND ANNEX I - SELLER-RETAINED MATTERS: EXCLUDED ASSETS AND EXCLUDED LIABILITIES

[*]

seller disclosure schedule

EXHIBIT A / SECTIONS 3.4 AND 3.8 through .3.11 - COMPLETE TRANSFERRED ASSET INVENTORY

Complete inventory of the Transferred Assets.

To come.

seller disclosure schedule

SECTION 2.1 / EXHIBIT B - ASSUMED LIABILITIES CONFIRMATION

The Assumed Liabilities set out in Exhibit B are confirmed.

seller disclosure schedule

SECTION 2.3 / EXHIBIT C - MILESTONE DELIVERY MATERIALS, TESTING ENVIRONMENTS AND CONTACTS

The complete testing data map, baselines, environment specifications, version requirements, regulatory assumptions, provenance materials and required acceptance forms To come.

seller disclosure schedule

SECTION 7.2 - TRANSITION SERVICES PERSONNEL AND DEPENDENCIES

Transition Services shall be provided by Jacob Shao and such other qualified technical staff as may be designated by Seller from time to time.

Transition Services shall be available upon request of Buyer remotely by e-mail, messaging, telephone or direct network connection from 9:00am to 5:00pm Pacific Daylight Time weekdays, excluding holidays in British Columbia, Canada.

seller disclosure schedule

EXHIBIT F / SECTION F-1 - BENEFICIAL OWNERSHIP AND VOTING HOLDERS

NIL

The Shares will be held by Seller.

seller disclosure schedule

OTHER EXCEPTIONS TO SELLER REPRESENTATIONS - SECTIONS 3.1 THROUGH 3.11

NIL

seller disclosure schedule